Exhibit 10.1

Purui Xinheng Baide Shengwu Keji (Nei Menggu) Youxian Gongsi

(普瑞欣衡柏德生物科技（内蒙古）有限公司)

Equity Interest Transfer Contract

Between

Bio Bridge Science (HK) Co., Ltd

China Diamond Co., Ltd

And

China Vaccine Corporation, Limited,

December 11, 2010

Contents

Equity Interest Transfer Contract

This equity interest transfer contract (hereinafter referred to as the “Contract”) is entered into on December 11, 2010, by and among

Party A:	China Vaccine Corporation, Limited, a company organized under the law of Hong Kong, SAR, China;

Party B:	Bio Bridge Science (HK) CO., LTD, a company organized under the law of Hong Kong, SAR, China;

Party C:	China Diamond CO., LTD, a company organized under the law of Hong Kong, SAR, China;

(Party A, Party B and Party C are hereinafter referred individually as a “Party” and collectively as the “Parties”. Party B and Party C are hereinafter collectively referred to as “Transferors”.)

WHEREAS:

1.
Purui Xinheng Baide Shengwu Keji (Nei Menggu) Youxian Gongsi (hereinafter referred to as “Object Company”) is a Sino-Foreign joint venture registered with Hohhot Industrial and Commercial Administration of Inner Mongolia Province.

2.	Party B is holding 51% share of Object Company and Party C is holding 14% share of Object Company; Party B and Party C collectively own 65% of Object Company.

3.	The Transferors will transfer to Party A all of their respective equity interest of the Object Company and Party A will accept such equity interest.

Upon friendly consultations according to the principle of equality and mutual benefit, Party A, Party B and Party C have agreed on the following terms and conditions in accordance with the relevant laws, regulations and policies of the People's Republic of China and Hong Kong SAR. The parties will abide by and perform the Contract in good faith.

Definition

The terms used in this Contract shall have the meanings set forth as follows:

1.1	“Industrial and commercial administration” (AIC) means the Administration of Industrial and Commercial which takes charge of issuing business license and registration.

1.2
“Examination and Approval Authority” referred to the competent Ministry of Commerce (MOC) which has authority to examine and approve the Contract, the equity interest transfer according to relevant Chinese laws, regulations, regulatory rules and policies.

1.3
“Encumbrance” shall mean any mortgage, pledge, other security interest, title retention, assignment, lien, charge, option, trust interest, pre-emptive right, and restrictions caused by other conditions.

1.4
“Closing Date” means the date on which the Object Equity Interest Transfer has performed the formality of alteration registration with the Administration of Industrial and Commercial, subject to the date on which the Administration of Industrial and Commercial has performed examination and approval procedure and issued new business license to the Object Company.

1.5
“Disclosed Information” means the related materials, explanation, statement and other information disclosed or made by the Transferors to Party A and Party A’s retained intermediaries during Party A’s due diligence investigation of the power plant and the equity interests contemplated to be transferred in accordance with the Letter of Intent; or the information disclosed by the Transferors to Party A in relation to the Object Company, the power plant and the equity interests contemplated to be transferred before the contract is executed.

1.6
“Force Majeure” means special events such as earthquake, typhoon, flood disaster, fire disaster, war, political disturbance, etc., or the events defined by Chinese laws and regulations as Force Majeure.

1.7	“Tax” means the state or local taxes defined by Chinese laws and regulations, including relevant interest, fine or any other burden imposed by any government authorities in relation to such taxes.

Object Equity Interest

2.1
According to the Contract, the Transferors shall sell to Party A their respective equity interest of the Object Company and all the related rights and interests in a way free of any encumbrance. Party A shall pay the equity interest transfer price.

2.2
The Transferors guarantee that the other shareholders besides the Transferors of the Object Company agree that the Transferors can sell the object equity interest held by the Transferors to Party A and agree to waive their pre-emptive purchase right to the object equity interest.

2.3
Each Transferor hereby gives the other transferor a permission to sell its equity interest of the Object Company to Party A as per the Contract and mutually agrees to waive its pre-emptive purchase right to the equity interest of the Object Company to be sold by the other Transferor.

After the transfer of the equity interest is completed as per the Contract, Party A will hold 65% equity interest of the Object Company.

Price of Equity Interest Transfer

3.1
The price of the equity interest transfer will be based on the evaluation of the object equity interest by the assets evaluation agency using the international general appraisal method and the three parties shall give confirmation of the price: the price of the equity interest transfer is US$342,772 (or RMB2.3 million based on the exchange rate on 9/30/2010). The amount to be paid to each transferor is as follows:

Party B:  US$268,944

Party C:  US$73,828.

The equity transfer price can be paid in either U.S. dollar or RMB based on the above exchange rate.

Payment of the Equity Interest Transfer Price

4.1
Party A agrees to pay an earnest money of US$ 50,000 within 5 days of the execution of this agreement to the bank account designated by Party B and Party C. Party B and Party C will organize any further disbursements between themselves.

4.2
Party A will pay the second installment of US$ 146,386 within 6 months of the execution of this agreement directly to the designated party in Hong Kong specified by Party B and Party C. Party B and Party C will organize any further disbursements between themselves.

4.3	Party A will the final installment of US$ 146,386 within 12 months of the execution of this agreement provided the following conditions are met:

(1)
Sales from pre-acquisition inventories reach or exceed 5 million; should such sales is less than 5 million, the final installment of US$ 146,486 shall be reduced by the 20% of the difference between the final sales amount and 5 million should sales from existing inventory is taking longer to complete, the final installment payment date could be delayed until such sales is complete based on mutual consent;

(2)	8.3 is met.

4.4
The parties to the Contract shall follow the relevant laws, administrative regulations, rules and normative documents and bear their respective payable taxes arising from the revenue or activity under the Contract.

Approval and Handover

5.1
After the approval of the Contract by the Examination and Approval Authority, the Transferors and Party A shall cooperate and immediately perform procedures relating to the industrial and commercial alteration registration of the object equity interest transfer and application for the new business license.

5.2
The Transferors promise that, after the Contract is executed, all assets or any documents (including electronic data and written materials) of the Object Company, shall be kept in full and safe condition, and shall be checked and counted or handed over to Party A.

5.3	Upon the closing date of the Contract, Transferors and Party A shall form a check team and work together to do the check and handover work relating to the Object Company and power plant.

5.4	The check and handover work shall include but is not limited to:
(1)	All the official seals, financial seals and contract seals and other seals of the Object Company;
(2)	All certificates and licenses of the Object Company;
(3)
The Transferors and the Transferee shall check and verify the assets of the Object Company and compile the assets inventory of the Object Company. After the representatives of both parties confirm the assets inventory by signatures, the assets shall be handed over to Party A;

(4)	The financial books and the accounting records;
(5)	All documents on the archives of the power plant;
(6)	Other check and handover procedures reasonably required by Party A.

5.5
The check and handover work shall be completed within seven days after the closing day. The completion of the check and handover work shall be confirmed by the representatives of both parties in writing.

5.6	The Transferors shall make sure that in the course of the handover, the power plant is in continuous, steady and safe operation.

5.7
The Transferors shall provide full cooperation in completing the check and handover work. If Party A or the Object Company suffers any damage due to the Transferors’ non-cooperation, the Transferors shall bear the compensation liability.

Rights, Obligations and Guarantees of Transferors

6.1
Upon execution of the Contract, except the Contract agrees otherwise, no act shall be performed by the Transferors intentionally which leads to or may lead to loss or damage of the assets, rights and interests of the Object Company.

6.2
Upon execution of the Contract, the Transferors shall not pledge, transfer or put into trusteeship their respective equity interest of the Object Company or have any other act which may affect Party A’s procurement of the object equity interest

6.3
Upon execution of the Contract, the Transferors shall guarantee: they will use due care of a good faith manager to manage and operate the Object Company in normal manner, including but not limited to: (1) not to change the financial policies of the Object Company; (2) when disposing of the assets, the credits and debts and other rights and obligations of the Object Company, the Transferors shall procure advance approval from Party A.

6.4	The Transferors shall cooperate with Party A in order to complete the approval and record-keeping procedures necessary for the equity interest transfer.

6.5	The Transferors shall assist Party A to perform the industrial and commercial registration alteration procedure necessary for the equity interest transfer.

6.6	The Transferors shall not carry out any act which is adverse to the interest of the Object Company.

6.7	The Transferors shall give necessary assistance to Party A when Party A performs its obligations under the Contract or exercise its rights under the Contract.

6.8
The Transferors shall give timely written notice to Party A when the Transferors are in knowledge of any act, event and situation which may lead to failure in fulfilling all or any part of the Contract.

6.9	The Transferors are entitled to receive the equity interest transfer price as per the Contract.

6.10
Each party of the Transferors shall bear joint liability in respect of the Transferor’s or Transferors’ Contract obligations, guarantees, representations and statements. Each party of the Transferors shall bear joint liability in respect of breach of contract liability on part of the Transferor or Transferors.

Rights, Obligations and Guarantees of Party A

7.1	Party A and the Transferors shall mutually cooperate to perform all approval procedures in relation to the equity interest transfer.

7.2	Party A and the Transferors shall mutually cooperate to perform all industrial and commercial registration alteration procedures in relation to the equity interest transfer.

7.3	Party A shall pay the equity interest transfer price to the Transferors as per the Contract.

7.4	Party A shall provide Transferors with necessary cooperation when the Transferors perform their obligations under the Contract or exercise their rights under the Contract.

7.5	Party A shall give timely written notice to the Transferors when Party A is in knowledge of .any situation which may lead to failure in fulfilling all or any part of the Contract.

Fulfillment, Wind-up and Termination

8.1	The parties shall fulfill their contractual obligations fully and completely as per the provisions of the Contract.

8.2
The Transferors and Party A shall work well together, give mutual cooperation, prepare all necessary application documents and complete all procedures relating to the equity interest transfer under the Contract, including but not limited to examination and approval, record-keeping, industrial and commercial registration. The costs and expenses incurred therefrom shall be borne by each party respectively according to laws.

8.3
The Transferors have a duty to disclose any information known by them that has a material and adverse impact on the normal operation of the Object Company before the delivery date. If there are any undisclosed facts or circumstances relating to the Object Company which the Transferors do know before the Contract is executed, which have material and adverse impact on the legal and normal operation of the Object Company, Party A is entitled to terminate the Contract before the delivery date. The Transferors have listed the major disclosures they have made in Appendix A to this contract.

8.4
If Party A terminates the Contract as per Article 8.3 of the Contract, it shall give written termination notice to the Transferors and the Transferors shall bear the breach of contract liability as per the Contract.

8.5
If the Contract and the equity interest transfer fail to be approved by the examination and approval authority and such failure is not caused by Party A or the Transferors, the Contract shall be automatically terminated and no parties to the Contract shall bear breach of contract liability.

8.6	Any Taxes arising out of execution and fulfillment of the Contract shall be borne by the Transferors and Party A according to the tax laws of PRC.

Confidentiality

The party which receives the disclosed information as per the Contract, shall:

（1）	Keep the disclosed information confidential within five years upon execution of the Contract;

（2）
Except that the above materials and information are disclosed to the employees or consultants on need-to-know basis, or as required by law for any government or statutory authority, any party to the Contract shall not disclose the above materials and information to any third party.

Liability for Breach of Contract

10.1
If Party A, any Transferor fails to obtain internal authorization to execute and fulfill the Contract, or, the execution and fulfillment of the Contract contradicts or contravenes other contracts, documents, articles of association, internal rules, government authorization or approval executed by Party A or the Transferors, or due to something one party shall take blame for, the Contract is invalidated or becomes impossible to be fulfilled or fully fulfilled, the Contract may be terminated by the abiding party and the breaching party shall be deemed to have breached the Contract. The breaching party shall pay the abiding party 1% of the Equity Interest Transfer Price as penalty.

10.2
If the Transferors, before this Contract is executed, have not disclosed the facts which may impact the legal existence of the Object Company and the power plant, thus the legal existence of the Object Company or the power plant is impacted after the Equity Interest Transfer is completed, Party A is entitled to terminate this Contract and the Transferors shall immediately repay all payments received as per the Contract. In the mean time, the Transferors shall pay interest on the payments in the occupation period as per the interest rate of the concurrent bank loan and shall pay 1% of the Equity Interest Transfer Price as penalty.

10.3
The Transferors have a duty to disclose any information known by them that has a material and adverse impact on the operation of the Object Company. If in the period from the delivery date up to six months after the delivery date information that has a material and adverse impact on the operation of the Object Company can be shown by Party A to have been known by the Transferors before the delivery date and not disclosed, Party A is entitled to compensation commensurate with the impact on the operation of the Object Company as assessed by the relevant authorities. The Transferors shall immediately make arrangements to pay such compensation, and pay interest as per the interest rate of the concurrent bank loan backdated to the delivery date. The Transferors have listed the major disclosures they have made in Appendix A to this contract.

10.4
In case Party A fails to pay the price of equity interest transfer, and postpone to pay off the debts for which Party A shall take the responsibility according to this Contract, Party A shall pay a penalty for breach of contract, the amount of the penalty is 0.08% of the total payment multiplied the days that have been delayed. In case any delay has been over 30 days, the Transferors have right to terminate this Contract. Party A takes the transferred equity interest of Object Company as the guarantee for performing the obligation of payment under this contract.

10.5
If either the Transferors or Party A violates the obligations under the Contract or the representations or statements are false, or the guarantee responsibilities are not fulfilled, it shall constitute a breach of contract. The breaching party shall pay the abiding party 1% of the equity interest transfer price as penalty. If the penalty is not sufficient to cover the financial losses suffered by the abiding party in executing and fulfilling the Contract, the breaching party shall make up the losses suffered by the abiding party.

10.6
During the period from the Contract execution date to the delivery date of the equity interest, if the Transferors commit any act intentionally which causes damage to the assets, rights and interests of the Object Company or the Object Equity Interest, it shall constitute a breach of the Contract. The Transferors shall be liable to make compensation to Party A or the Object Company for any damages arising from the breach of the Contract.

10.7
If any of the Transferors breaches the Contract, it shall be deemed that all the Transferors have breached the Contract collectively and all the Transferors shall bear joint liability for the breach of the Contract by any single party of the Transferors.

Force Majeure.

11.1
In case Force Majeure event occurs, the obligations of the affected party and any time period binding on such affected party shall be suspended and extended automatically during the period of the Force Majeure event. In such case, the affected party shall not bear any liability for breach of the Contract as provided in the Contract.

11.2
The Party alleging the occurrence of a Force Majeure event shall inform the other Party in writing within seven days after the Force Majeure event, and shall provide sufficient evidence issued by competent authority proving the occurrence and the continuation of the Force Majeure event. The party alleging Force Majeure shall do its best to eliminate the adverse effect of the Force Majeure event on the fulfillment of the Contract.

Disputes Settlement

12.1
If the Parties have any disputes arising from the Contract, it shall be resolved firstly through friendly consultation. If the dispute cannot be resolved through friendly consultation, any Party may submit the dispute to China International Economic and Trade Arbitration Commission (hereinafter referred to as “CIETAC”) for arbitration pursuant to the prevailing CIETAC arbitration rules.

12.2	The arbitration award issued by CIETAC shall be final and binding on each party. Each party to this Contract agrees to be bound by the said award, and to act as per the award.

Applicable Law

The establishment, validity, interpretation and implementation of the Contract shall be governed and bound by the laws and regulations of the People's Republic of China.

Miscellaneous

14.1	Amendment
An Amendment of the Contract is only effective upon executing written document by all Parties. If the amendment is only effective upon any approval of the amendment by relevant administrative departments according to Chinese laws, it shall be approved by such competent administrative departments

14.2	Severability
The invalidity of any article in the Contract shall not affect the validity of the other articles in the Contract.

14.3	The Contract is written and executed in Chinese and English, the Chinese version will prevail in case of any discrepancy.

14.4	The Contract has eight copies in duplicate. Each party keeps two copies. The other four copies shall be submitted for approval.

14.5
The Contract shall be effective upon seals of both parties and the date when the examination and approval authority gives approval. All preceding contracts or documents inconsistent with the Contract and executed by the parties in relation to the Object Equity Interest Transfer shall be subject to the Contract.

Party A: China Vaccine Corporation Co., Ltd

Authorized representative:	Date:

Party B: Bio Bridge Science (HK) Co., Ltd

Authorized representative:	Date:

Party C: China Diamond (HK) Co., Ltd

Authorized representative:	Date:

Appendix A: Disclosures

1.	This appendix details the major disclosures that the Transferors have made regarding the Object Company to Party A.

2.	In this Appendix the Object Company will be referred to as “XB” for clarity.

3.	This is not an exhaustive list of all disclosures made by the Transferors to the buyer.

4.
Herein mentioned disclosures have been made in a variety of ways, including verbally in person and via telephone, and in written form both hard copy and via email and documents attached to email messages.

5.
The buyer shall not interpret the fact of the existence of any information that is not listed in this Appendix as a breach of contract by the Transferors, as the Transferors and the buyer stipulate that significant and material information will be discovered in the XB hand-over process, and such information’s non-inclusion in this Appendix is therefore expected.

6.	Disclosures Regarding Impairment of Ongoing Business

a.	The Transferors have disclosed that the ongoing sales of the products of XB may be significantly impaired (compared to past sales) by the resignation of Li Yongsheng, the former General Manager of XB

b.	The Transferors have disclosed that the staff at XB may have significant personal loyalty to Li Yongsheng, that this has already caused problems for the Transferors and may be an ongoing issue

c.	The Transferors have disclosed that there is material evidence that Li Yongsheng may have provided otherwise undocumented cash incentives to buyers of XB’s products in the past

7.	Disclosures Regarding XB’s Tax Liabilities

a.	The Transferors have disclosed that owing to the high ratio of entertainment costs in previous costs-of-sale, that there may be additional tax liabilities in line with Chinese company law

b.	The Transferors have disclosed the status of XB’s Land Usage taxes and other business taxes through provision of the company accounts of XB to the buyer

8.	Disclosures Regarding XB’s Inventory

a.	The Transferors have disclosed that the accounting value of the inventory held by XB may not completely reflect its sales value, for the following reasons:

i.	Natural spoilage rates of biological products in long-term cold storage

ii.	Non-substitutability of bovine serum in certain industrial applications (e.g. clients of XB wanting to purchase only serum from the same “production batch”)

iii.	Applicable use-by-dates for bovine serum means that the accounting value of such inventory is written down over time and is not static

b.	The buyers stipulate that they are aware of use-by, spoilage, and non-substitutability issues in making their own assessment of the sales value of XB’s major inventory constituents over time

9.	Disclosures Regarding XB’s Land Usage Rights

a.	The Transferors have disclosed that the land adjacent to the facility was secured by a leasing type from the local government that requires building works to commence within a certain time

b.	The Transferors have disclosed that no plan of works has been lodged with the local government and that the usage rights may therefore be impaired

10.	Disclosures Regarding the Facility in which XB operates

a.	The Transferors have disclosed that the leasing/renting agreements between XB and the companies that own the land and facilities on/in which XB operates are renewed yearly on independent schedules

b.
The Transferors therefore cannot guarantee that leasing/renting costs will not increase, and have further disclosed that they are aware of a stated desire by one of the companies mentioned in 9a. to increase their rental/leasing charges in the near future

c.
The Transferors have disclosed that the company that leases the current cold storage to XB has expressed a desire to terminate that arrangement, and other premises may therefore need to be found for XB’s inventory in the near future

11.	General Disclosures

a.	The Transferors have disclosed that their primary reasons for sale are:

i.
A difference of opinion with the former General Manager Li Yongsheng in the level of accounting and contractual documentation required to control (in particular) accounts receivable and payable, and the level of risk that the Transferors perceived in continuing with the accounting and contractual documentation policies that had been laid down by Li Yongsheng

ii.	The inability of the Transferors to recruit highly skilled management and sales personnel in Inner Mongolia

iii.	The Transferors desire to move away from animal-based serums in their other businesses